UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Virtusa Corporation

(Name of Registrant as Specified In Its Charter)

New Mountain Vantage LO, L.P.

New Mountain Vantage Focus, L.P.

New Mountain Vantage (California) II, L.P.

New Mountain Vantage, L.P.

New Mountain Vantage Co-Invest II, L.P.

New Mountain Vantage GP, L.L.C.

New Mountain Vantage Advisers, L.L.C.

Ramakrishna Prasad Chintamaneni

Patricia B. Morrison

Michael J. Baresich

Chad Fauser

Nadia Shouraboura

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On August 14, 2020, New Mountain Vantage sent the correspondence below to Virtusa Corporation.

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

August 14, 2020

VIA COURIER AND ELECTRONIC MAIL

Morgan Mordecai

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210 E-mail: mmordecai@goodwinlaw.com

Re:	Demand to Inspect Books and Records Pursuant to Section 220 of the General Corporation Law of the State of Delaware.

Dear Morgan:

We write on behalf New Mountain Vantage Advisers, L.L.C. (“New Mountain” or the “Holder”) in response to your August 3, 2020 letter regarding New Mountain’s demand to inspect certain books and records of Virtusa Corporation (“Virtusa” or the “Company”) pursuant to Section 220 of the Delaware General Corporation Law (the “Demand”).1 Your letter states that the Company will not respond to the Demand in any respect because it has determined “that the Demand does not comply with Delaware law.” Your outright refusal to comply with the Demand is improper in light of the fact that New Mountain has not only articulated proper purposes for its Demand but has also identified documents that are clearly connected to those purposes and, therefore, is entitled to inspect those documents as a stockholder of the Company.

As an initial matter, you claim that New Mountain has failed to state a proper purpose. This is false. The paramount question in determining whether a purpose is “proper,” is ascertaining if “it reasonably relates to the stockholder’s interest as a stockholder.” Kosinski v. GGP Inc., 214 A.3d 944, 952 (Del. Ch. 2019), judgment entered, (Del. Ch. 2020). In this regard, and as has long been recognized by the Delaware courts, “investigation of mismanagement is a proper purpose for a Section 220 books and records inspection.” Security First Corp. v. US Die Casting & Dev. Co., 687 A.2d 563, 567 (Del. 1997); see also Magid v. Acceptance Ins. Companies, Inc., No. CIV.A. 17989-NC, 2001 WL 1497177 (Del. Ch. Nov. 15, 2001). New Mountain has good reason to suspect mismanagement, based on real, quantifiable issues concerning how the Company is being run and how it is performing as a result. As outlined in the Demand, New Mountain seeks, among other

[1]	Capitalized terms used but not defined herein shall have the meanings set forth in the Demand.

things, information pertaining to the Company’s profitability, revenue diversification, management compensation, and governance following years of disappointing financial performance and clear lack of accountability among its management and board of directors. These failures are evidenced most clearly in the Company’s performance, which has faltered and lagged behind its peers for several years. Indeed, returns to stockholders ranked in the bottom tenth percentile versus the Company’s peer group in the five year period ending on June 15, 2020, the day before New Mountain submitted its nomination notice.2

But it is not the Company’s performance alone that prompts concern. It is the fact that, despite continued performance failures, management compensation has increased significantly over the same period of time for some of the Company’s top officers. This prompts serious concerns about misalignment of interests, and lack of accountability, for the Company’s decisions and performance. And the Company’s board of directors fares no better—severely lacking in diversity and insulated by governance procedures intended to entrench the current directors, the board also lacks accountability to stockholders. This is all the more obvious following the Company’s latest announcement that it was shrinking the size of its board (notwithstanding prior announcements on intended continued board refreshment) right before the annual meeting due to an undisclosed and purportedly existing director retirement policy, which is being selectively enforced now to satisfy the Company’s interests despite seemingly being ignored in the past.

As a result, stockholders are understandably frustrated that their investment continues to suffer while the Company’s management prospers, and the directors’ board seats remain safe, regardless of how the Company performs or its governance practices. And yet, the Company and its board of directors have undertaken no efforts to address stockholder concerns, rejecting calls for greater stockholder representation and instead working to maintain the status quo. New Mountain is not asking that the Company substitute the judgment of a stockholder for its own—rather, New Mountain is seeking an explanation for why the interests of stockholders’—including their financial interests—are consistently ignored while management prospers.

You claim that these stated purposes “lack any factual basis.” We vehemently disagree, as the factual basis is clear from the Company’s continued disappointing performance to the detriment of its stockholders, while management is rewarded and the board is protected. Moreover, the Company cannot refute the fact that the Company has poor corporate governance, including its most recent announcement to shrink the size of the Board in the face of a proxy contest while purporting to enforce a previously undisclosed director retirement policy. These facts are sufficient under Delaware law, which requires only “‘some evidence’ to suggest a ‘credible basis’ from which a court can infer the mismanagement, waste or wrongdoing may have occurred.” Seinfeld v. Verizon Commcn’s, 909 A.2d 117, 118 (Del. 2006); see also Henry v. Phixios Holdings, Inc., No. CV 12504-VCMR, 2017 WL 2928034, at *11-12 (Del. Ch. July 10, 2017), judgment entered, (Del. Ch. 2017) (company’s “precarious financial position” among factors considered by court in finding credible basis for investigating mismanagement); Haywood v. Ambase Corp., CIV.A. 342-N, 2005 WL 2130614 (Del. Ch. Aug. 22, 2005) (“lavish” compensation to executive officers of underperforming company considered by court in finding credible basis for investigating

[2]	Software & Services (4510 GICS) companies within the Russell 3000 index. Relevant five-year period is June 15, 2015 through June 15, 2020 wrongdoing). This is the “lowest burden of proof,” and merely requires a stockholder to provide more than “suspicion or curiosity,” although that proof “may ultimately fall well short of demonstrating that anything wrong occurred.” Seinfeld, 909 A.2d at 118, 124. Your reliance on cases like Seinfeld and La. Mun. Police Emp. Ret. Sys. v. Hershey Co. to elevate the applicable standard to something more stringent is without merit. In Seinfeld, the court held that the stockholder lacked a proper purpose where he admitted in his deposition that he had no factual support for his claims of mismanagement and simply disagreed with management’s business decisions. 909 A.2d at 119-20. Likewise, in La. Mun. Police Emp. Ret. Sys. v. Hershey Co., the court concluded that general allegations of illegal conduct in the relevant market, without information specific to the company in question, “is not enough infer that wrongdoing or mismanagement may have occurred at a company in that industry.” 2013 WL 6120439 (Del. Ch. Nov. 8, 2013).

In contrast to the cases on which you rely, New Mountain has put forth a logical, concrete basis underlying its concerns based on the information available to it. To require more, would “miss[] the point” of a 220 demand, which does not require a stockholder “to prove by a preponderance of the evidence that waste and [mis]management are actually occurring.” Security First Corp., 687 A.2d at 568. Indeed, your suggested approach would require actual factual evidence of wrongdoing—which no stockholder is likely to have without access to a company’s records—in order for a 220 demand to ever be successful. This would be putting the cart before the horse, and is simply not what the law requires.

Your letter also takes issue with the fact that New Mountain seeks information about the ill-suited and disappointing Polaris Acquisition, claiming that “New Mountain makes no showing that ‘the motivations of the Board and management with respect’ to a transaction predating their stock ownership by years is ‘reasonably related’ to New Mountain’s present interests.” This misconstrues Delaware law, which clearly holds that “the date on which a stockholder first acquired the corporation’s stock does not control the scope of records available under § 220. If activities that occurred before the purchase date are ‘reasonably related’ to the stockholder’s interest as a stockholder, then the stockholder should be given access to records necessary to an understanding of those activities.” Saito v. McKesson HBOC, Inc., 806 A.2d 113, 117 (Del. 2002). The Polaris Acquisition, which continues to negatively impact the Company’s earnings growth trajectory and key performance indicators, is a stark example of the poor capital allocation decisions and grow at all cost mentality that continues to negatively impact the stockholders of the Company and therefore is reasonably related to New Mountain’s interests as a significant stockholder in the Company today.

As to the remaining purpose of communicating with other stockholders, this, too, is a proper purpose under Delaware law. See e.g., Henry v. Phixios Holdings, 2017 WL 2928034, at *11. And High River Ltd. does not foreclose such communications in the context of a proxy contest, as your letter suggests. Indeed, in High River Ltd., the court acknowledged “[i]t may well be that, in the right case, this court might endorse a rule that would allow a stockholder to receive books and records relating to questionable, but not actionable, board-level decisions so that he can communicate with other stockholders in aid of a potential proxy contest.” High River Ltd. P’ship v. Occidental Petroleum Corp., 2019 WL 6040285, *6 (Del. Ch. Nov. 14, 2019). The court ultimately concluded that such facts did not exist in that case. The facts here, where New Mountain has raised numerous reasons for concern about whether actions and decisions taken by the Company were in the best interests of stockholders or were intended to enrich management and to entrench management and the Board, are quite different. In particular, the Company’s most recent announcement to reduce the size of the Board on the eve of the annual meeting notwithstanding prior public statements regarding Board expansion, together with the purported explanation tied to a previously undisclosed age policy (that, if it exists, has not been uniformly applied) raises substantial questions of mismanagement and entrenchment.

Finally, the books and records requested by New Mountain are necessary and essential to the stated purposes. To begin, the crux of New Mountain’s concerns relate to the lack of accountability among the Company’s management and directors, and the misalignment of their incentives with the financial performance of the Company. In this regard, documents relating to corporate governance, selection of directors to the board, management compensation, and the finance committee are directly relevant to understanding the criteria and processes utilized in making these decisions—which clearly seem to be disconnected from metrics regarding the Company’s performance. So, too, are documents concerning the Company’s financial performance and analyses of the same, including documents concerning improvement to the Company’s net and gross margins, diversification of revenue sources, and the lasting impact of the Polaris Acquisition. Furthermore, the requests by New Mountain are also narrowly tailored to seek only the most important documents relating to the proper purposes it has articulated for its Demand.

Nonetheless we are willing, for the sake of compromise and advancing this effort, to narrow our requests at this time to the following:

1. Age Limitation Policy; Director Selection and Review Process.

a. A copy of the director age limitation policy cited by the Company in its preliminary proxy statement in respect of the 2020 annual meeting of stockholders (the “Age Limitation Policy”), including the original version thereof and any amendments thereto;

b. All written or electronic documents or other records relating to the adoption, amendment or implementation of the Age Limitation Policy;*

c. All written or electronic documents relating to any waiver of the Age Limitation Policy granted (or not granted) since the conclusion of 2015 annual meeting of stockholders, including (i) any waiver of the Age Limitation Policy granted by the Board or any Committee thereof since the conclusion of the 2015 annual meeting to William O’Brien or Martin Trust, and (ii) the failure of the Board or applicable Committee to grant a waiver to William O’Brien to stand for re-election to the Board at the 2020 annual meeting of stockholders;*

d. All written or electronic documents relating tothe disclosure (or lack thereof) by the Company in any proxy statement filed since the 2015 annual meeting of stockholders regarding the Age Limitation Policy and any waivers granted (or not granted) thereunder, including all written or electronic documents in respect of the decision to amend the Company’s preliminary proxy statement to include disclosure regarding the decision not to waive the Age Limitation Policy for William O’Brien for purposes of standing for re-election at the 2020 annual meeting of stockholders;*

*	Request includes, without limitation, all minutes of meetings of the Board or any Committee and all Board or Committee books or presentations, in each case regarding the referenced matters.

e. All written or electronic documents relating to the decision by or deliberation of the Board or any Committee to reduce the size of the Board at the conclusion of the 2020 annual meeting of stockholders notwithstanding the Company’s prior public announcements regarding its intention to add at least one additional independent director to the Board;*

f. All written or electronic documents relating to the decision by or deliberation of the Board or any Committee to modify the members of the classes of directors such that three directors would stand for re-election at the 2020 annual meeting of stockholders and the impact thereof on the pending proxy contest;*

g. All written or electronic documents or other records relating to the Company’s process of selecting directors for the Board or reviewing performance of Board members since the conclusion of the 2016, including, without limitation, (i) the decision to appoint Abidali Neemuchwala to the Board, how he was selected and vetted, and the timeline of such selection and vetting process; (ii) documentation regarding diversity initiatives of the Board, including its goals and approach to adding additional women and people of color to the Board; (iii) any external review conducted by any third parties regarding the performance of the Board; and (iv) any director evaluations conducted pursuant to exchange listing standards or otherwise, including director self-evaluations. This request includes, without limitation, (A) any questionnaires that any director nominees (including Mr. Neemuchwala) were required to provide (or have provided) in connection with the consideration of appointment to the Board and (B) the names of any advisors or consultants who have assisted in the selection of candidates, together with any analyses, information, recommendations or summaries, in written or electronic form, or other materials from outside consultants or advisers in respect of the selection or consideration of Board candidates;*

h. A list of candidates considered for appointment to the Board since the 2019 annual meeting of stockholders, including information regarding the level of engagement with any such candidate by the Board, any Committee or any advisor retained by the Company, the Board or any Committee in respect of such matters; and

i. All written or electronic documents or other records since the conclusion of the 2019 annual meeting of stockholders to the extent addressing Board refreshment or the consideration of candidates for appointment to the Board.*

2. Management Compensation. All written or electronic documents or other records relating to information provided to, or prepared by or on behalf of, the Board, any Committee or the individual members of the Board or any Committee over the last five (5) years, regarding the setting or review of the compensation of the Chief Executive Officer, President and/or Chief Financial Officer, including, without limitation, information related to the extent to which compensation of these individuals is, or should be, calibrated to total shareholder returns and the influence over compensation arrangements (and the methodology for the determination thereof) of the Chairman and Chief Executive Officer. This request includes, without limitation, (i) any analyses, information, recommendations and summaries, in written or electronic form, or other materials from compensation consultants or advisers with respect to the foregoing; (ii) materials relating to the relationship between compensation and revenue growth or adjusted operating income metrics and (iii) Board or Committee books, presentations, or other materials provided to the Board, any Committee, or any individual Board or Committee member relating to compensation for the specified individuals.

We make this offer without prejudice to our Demand, and reserve all rights, claims, and objections with respect thereto (including to request any or all of the books and records requested therein). In addition, all of the information, statements and representations set forth in Section 3 of the Demand are incorporated herein by reference as if fully set forth herein. Without limitation of the foregoing, the purpose of the requests set forth in this letter is to enable the Holder and certain of its affiliates and its representatives to, among other things:

•

Investigate whether the Age Limitation Policy exists and, if it exists, to determine the terms and conditions thereof, the circumstances under which it was adopted and amended, and whether the Board has consistently applied the Age Limitation Policy;

•

Investigate why neither the Age Limitation Policy, any amendment thereto nor any purported waiver granted thereunder has been previously disclosed in any proxy statement filed by the Company and whether the failure to make such disclosures constitutes a violation of federal securities or other applicable law or a breach of fiduciary duties of the Board;

•

Investigate the circumstances surrounding the amendment to the Company’s preliminary proxy statement in respect of the 2020 annual meeting of stockholders, including the disclosure contained (or not contained) therein regarding the reasons that the Board determined to enforce the Age Limitation Policy for the 2020 annual meeting of stockholders notwithstanding its failure to enforce this policy in the past;

•

Investigate whether the Board’s application of the Age Limitation Policy in respect of the 2020 annual meeting of stockholders and/or its decision to reduce the size of the Board at the conclusion of the 2020 annual meeting of stockholders (notwithstanding the Company’s public statements regarding its intended Board refreshment process) has been undertaken to entrench the Board and management and whether such conduct constitutes a violation of the fiduciary duties of the Board;

•

Investigate whether the Chairman and Chief Executive Officer assert undue influence on the Board regarding the strategic direction of the Company and management compensation arrangements (and the methodology with respect thereto) to the detriment of the stockholders of the Company;

•

Investigate whether the Board and the Compensation Committee thereof acted improperly through its approval of management compensation that is misaligned with stockholder returns and the publicly stated objectives of the Company;

•	Investigate whether the Board is taking appropriate steps to ensure diversity on the Board and the protection of stockholder interests; and

•	To communicate with other holders of Common Stock with respect to matters relating to their interests as stockholders.

Sincerely,

/s/ Tariq Mundiya

Executed for purposes of satisfying any applicable

requirements of Section 220 of the DGCL

New Mountain Vantage Advisers, L.L.C.

By:	/s/ Dan Riley
Name: Dan Riley
Title: Portfolio Manager

State of [_______] )

) ss:

County of [______] )

Dan Riley, Portfolio Manager of New Mountain Vantage Advisers, L.L.C., being sworn, states: I executed the foregoing letter, and the information and facts stated therein regarding the Holder’s ownership and the purpose of this demand for inspection are true and correct. Such inspection is reasonably related to the Holder’s interest as a stockholder and is not desired for a purpose which is in the interest of a business or object other than the business of Virtusa Corporation.

By:	/s/ Dan Riley
Dan Riley
Portfolio Manager

Subscribed and sworn to before me this ____ day of August, 2020.

Notary Public

My commission expires: __________ ___, 20___

IMPORTANT INFORMATION

On August 14, 2020, New Mountain Vantage Advisers, L.L.C. filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Virtusa Corporation (the “Company”) for use at the Company’s 2020 annual meeting of stockholders. NEW MOUNTAIN VANTAGE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE NEW MOUNTAIN VANTAGE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. All the foregoing documents, when filed, will be available at no charge on the SEC’s website at http://www.sec.gov and will also be available, without charge, on request from New Mountain Vantage’s proxy solicitor, Harkins Kovler, LLC at (800) 326-5997 or via email at VRTU@HarkinsKovler.com.